Exhibit 107
Exhibit Fee Table

Calculation of Filing Fee Tables
SCHEDULE 13E-3
(Form Type)

NeueHealth, Inc.
NH Holdings 2025, Inc.
NH Holdings Acquisition 2025, Inc.
NH Holdings 2025 SPV, L.P.
NEA 18 Venture Growth Equity, L.P.
New Enterprise Associates 17, L.P.
New Enterprise Associates 16, L.P.
New Enterprise Associates 15, L.P.
 NEA 15 Opportunity Fund, L.P.
NEA BH SPV, L.P.
NEA BH SPV II, L.P.
NEA Ventures 2016 Limited Partnership
NEA Partners 15, L.P.
NEA Partners 15-OF, L.P.
NEA 15 GP, LLC
NEA Partners 16, L.P.
NEA 16 GP, LLC
NEA Partners 17, L.P.
 NEA 17 GP, LLC
NEA Partners 18 VGE, L.P.
NEA 18 VGE GP, LLC
NEA BH SPV GP, LLC
(Name of Registrant and Names of Persons Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$25,192,378.80(1)(2)	0.00015310	$3,856.95(2)
Fees Previously Paid	$0		$3,856.95
Total Transaction Valuation	$25,192,378.80
Total Fees Due for Filing			$0
Total Fees Previously Paid			$3,856.95
Total Fee Offsets			$3,856.95(3)
Net Fee Due			$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM 14A	001-40537	February 3, 2025		$3,856.95
Fee Offset Sources	NeueHealth, Inc.	PREM 14A	001-40537		February 3, 2025		$3,856.95(3)

(1)
Aggregate number of securities to which transaction applies: As of January 28, 2025, the maximum number of shares of common stock of NeueHealth, Inc., par value $0.0001 per share (“Company Common Stock”), to which this transaction applies is estimated to be 3,437,203, which consists of: (a) 3,212,166 shares of Company Common Stock entitled to receive the per share merger consideration of $7.33, without interest, (b) 37 shares of Company Common Stock underlying outstanding and unexercised options to purchase shares of Company Common Stock that have a per share exercise price that is less than the per share merger consideration of $7.33, without interest (“In-the-Money Options”), and (c) 225,000 shares of Company Common Stock underlying outstanding warrants to purchase shares of Company Common Stock represented by those certain Warrant Agreements, each dated June 21, 2024, to which the Company is party (collectively, the “Company Warrants”) that are issuable and not exercised, which are entitled to receive the per share merger consideration of $7.33, without interest, minus any applicable exercise price.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of January 28, 2025, the underlying value of the transaction was calculated based on the sum of (a) the product of 3,212,166 shares of Company Common Stock and the per share merger consideration of $7.33, without interest, (b) the product of 37 shares of Company Common Stock underlying In-the-Money Options and $5.46 (which is the excess of the per share merger consideration of $7.33, without interest, over the per share exercise price of the In-the-Money Options of $1.87), and (c) the product of 225,000 shares of Company Common Stock underlying outstanding Company Warrants that are issuable and not exercised and $7.32 (which is the difference between the per share merger consideration of $7.33, without interest, and the weighted average exercise price of the Company Warrants that are issuable and not exercised). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.

(3)	NeueHealth, Inc. previously paid $3,856.95 upon the filing of its Schedule 14A on February 3, 2025 in connection with the transaction reported hereby.